Exhibit 10.23

Corporate Office

1340 Treat Blvd., Suite 600

Walnut Creek, CA 94597

Phone 925.948.3642

Fax 925.947.0914

Monday, August 17, 2015

REVISED: August 25, 2015

David Chichester

1621 Fort Ward Hill Road NE

Bainbridge Island, WA 98110

Dear David,

I am pleased to confirm your offer of employment for the position of Acting Chief Financial Officer with Central Garden & Pet, with a start date of September 2, 2015, with an employment start date of August 17, 2015, or a date to be mutually determined. You will report to me and you will be located in the Walnut Creek office. We look forward to working with you and ensuring that your participation and contribution is a positive, valuable and productive work experience. Please find listed below the details regarding your offer. Upon review and approval, please sign, date and return one original to Linda Robb at Central Garden & Pet. If you have any questions, please feel free to call Marilyn Leahy, Vice President of Human Resources, at 925.948.2702.

The key points of our employment offer are as follows:

1.	POSITION AND TERM OF EMPLOYMENT. You will be joining Central as its Acting Chief Financial Officer for a period of up to six (6) months.

2.	COMPENSATION. Your starting salary, on an annualized basis, is $440,000 paid at $16,923 per bi-weekly pay period, less applicable taxes, based on a normal full time year.

You will be eligible to participate at a target rate of 50% in the Central 2015 and 2016 fiscal years bonus plan, prorated based upon hire date. Your bonus is based upon both your individual and Central’s performance with a payout typically made in the first quarter following the fiscal year close. The award and amount of any bonus is at the discretion of the Company and the Compensation Committee of the Company’s Board of Directors.

3.	LOCAL HOUSING AND TRANSPORTATION EXPENSES. You will be reimbursed for your reasonable and customary temporary housing expenses and rental car expenses incurred during your period of employment. The Company will also reimburse you for travel expenses incurred by you and your spouse for trips between Seattle and Walnut Creek taken at your discretion.

Dana Brennion, Senior Human Resources Manager (925.948.2814), will be your point of contact for the relocation process and will explain the details of the process in further detail.

David Chichester

August 25, 2015

4.	OPTIONS. I will be recommending that the Central Garden & Pet Board of Directors (“Board”) grant you, upon commencement of employment, a non-qualified Stock Option to purchase 12,500 shares of Company Common Stock (CENTA) with price determined by the fair market value upon the date of issue. I will be further recommending that the Board grant you, after the initial three (3) months of your employment, a non-qualified Stock Option to purchase an additional 12,500 shares of Company Common Stock (CENTA) with price determined by the fair market value upon the date of issue. These options shall vest upon the termination of your employment by the Company (if such termination is not for cause) or six (6) months after the commencement of your employment, whichever first occurs. These options shall not continue to vest if you terminate your employment or if the Company terminates your employment for cause.

5.	BENEFITS. You will be given vacation benefits at an annual rate of four (4) weeks per year, which will begin to accrue upon your hire date.

Central offers its employees a comprehensive benefits program. On the first of the month following thirty (30) days of employment, you (and any eligible dependents) will be eligible to participate in Central’s health care plan, if you elect to enroll. Prior to your start date, you will be provided further information about medical, dental, vision, life, disability, and 401(k) Plan participation guidelines. If you elect not to enroll, you will be reimbursed for the premium associated with your health care insurance.

6.	ADDITIONAL INFORMATION. On your first day of employment you will be asked to provide two forms of identification to comply with the Federal Immigration Reform Act (I-9). It is important to bring the required forms of ID to fulfill this requirement to be eligible to start work.

You will be expected to execute an “Agreement to Protect Confidential Information, Intellectual Property & Business Relationships,” which is attached to this Employment Offer Letter.

As indicated on the application form you will or have completed, your employment with Central is “at will” in that it can be terminated with or without cause, and with or without notice, at any time at the option of either Central or yourself, except as otherwise provided by law. The terms of this offer letter, therefore, do not and are not intended to alter the at-will nature of the relationship.

7.	COMPUTER & CELL PHONE. You will be provided with a Company laptop computer and will be reimbursed for the expense related to your personal cell phone.

8.	PARKING. You will be provided with Company parking.

David Chichester

August 25, 2015

David, we all look forward to working with you toward building a strong team and making a positive performance difference.

Sincerely,	Accepted:

John R. Ranelli	/s/ David N. Chichester 9/3/15
President and CEO	David Chichester Date
Central Garden & Pet Company

Enclosures:	Agreement to Protect Confidential Information, Intellectual Property & Business Relationships
Benefits Guide

cc:	Marilyn Leahy

David Chichester

August 25, 2015

AGREEMENT TO PROTECT CONFIDENTIAL INFORMATION, INTELLECTUAL

PROPERTY AND BUSINESS RELATIONSHIPS

This Agreement is made effective on your first day of employment (the “Effective Date”) by and between Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”) and David Chichester (“Employee,” “I” or “Me”).

I RECOGNIZE that during my employment as a key executive with Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”), I will be provided with and have access to Confidential Information (as defined below) and/or valuable business relationships and support in developing customer goodwill at the Company’s expense in reliance upon my promises in this Agreement;

I RECOGNIZE that my employment in certain capacities with a competitor would by its nature involve the unauthorized use or disclosure of Company Confidential Information and/or unauthorized conversion of goodwill developed at the Company’s expense to the benefit of the competitor;

I RECOGNIZE that the Company’s Confidential Information and business relationships are critical to its success in the marketplace, and that the nature of the Confidential Information and customer goodwill that I will be provided with will be national in nature as the Company operates on a nationwide-basis. I recognize and concur that the legitimate business interests of the Company in protecting its Confidential Information and/or customer goodwill is nationwide in nature;

I RECOGNIZE that the law regarding restrictive covenants varies from state to state and the law that will apply to this Agreement after I terminate will depend on factors such as where I live, where I work, the location of my employer, the location of my former employer and other factors, many which are unknown at this time;

THEREFORE, in consideration for the employment provided to me, to prevent the unauthorized use or disclosure of Company Confidential Information and/or unauthorized conversion of customer goodwill, and to protect the Company’s valuable Confidential Information and/or customer goodwill, I agree to the following:

1. Definitions.

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean any information, or compilation of information, including its business, its plans, its customers, its contracts, its suppliers, or its strategies, that has been or is created, maintained, or used by the Company in the course of its business and that is not generally known to the public or to those for whom it would have value or provide an actual or potential competitive advantage. Confidential Information includes third party information provided to the Company in confidence. Authorized disclosure of Confidential Information by the Company to a third party in confidence for a limited business purposes will not remove it from protection of this Agreement for any other party or for any other purpose. Confidential Information includes, but is not limited to, all such information I learned or developed during any previous employment with the Company or its predecessors in interest and all of the Company’s confidential, proprietary and trade secret information, which may include information and strategies relating to the Company’s

David Chichester

August 25, 2015

products, processes and services, including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries, product development plans, business, acquisition and financial plans and forecasts, and marketing and sales plans and forecasts. I acknowledge that requiring me to enter into this Agreement is one of the measures that the Company uses to maintain the secrecy of its Confidential Information.

(b) Relevant Territory. For purposes of this Agreement, “Relevant Territory” shall mean any territory or region in which I performed services on behalf of the Company or about which I learned Confidential Information regarding the Company during the two (2) years prior to my separation from the Company for any reason.

(c) Services. For purposes of this Agreement, “Services” shall mean the same as or similar in purpose or function to those activities in which I engaged during the two (2) years prior to my separation from the Company for any reason.

2. Confidentiality. I agree that I will not, during my employment with the Company (except in furtherance of the Company’s interests), or at any time after employment terminates, without the prior written consent of the Company Vice President of Human Resources, disclose any Confidential Information to or use any Confidential Information for, any third party or entity. This restriction prohibits me from, among other activities, engaging in or preparing to engage in developing, producing, marketing, distributing or selling lawn, garden, animal health, nutrition or pet related products for any business entity if that activity in any way involves the use or disclosure of Company Confidential Information and diverting or attempting to divert any business or customers from the Company using Confidential Information. Notwithstanding the foregoing, to the extent that any Confidential Information is determined by a court of competent jurisdiction to be confidential information that does not qualify for protection as a trade secret under applicable law, the prohibition on use and disclosure of that specific information provided for herein shall only be in effect for a period of three years after the termination of my employment with the Company; otherwise as to trade secret information the prohibition shall last until the information ceases to be a trade secret (other than through any breach of secrecy by me or other third parties under a duty of secrecy to the Company). In the event that after my employment with the Company ceases, if I have any doubt about whether particular information may be used or disclosed, I will contact the Company Vice President of Human Resources. I agree that I will return at termination, all Company property and information in any and all forms, including electronically stored information.

3. Intellectual Property Rights. All Inventions made or conceived by Employee are the sole and exclusive property of Company, and Employee hereby irrevocably assigns all right, title, and interest in and to all Inventions to Company. Employee shall promptly disclose all Inventions to Company. Employee shall cooperate with Company at Company’s expense in connection with Company’s efforts to patent, copyright, trademark, or otherwise register or perfect Company’s rights in and to Inventions, including without limitation execution of documents and other instruments related thereto, and for purposes thereof Employee hereby irrevocably appoints Company as Employee’s attorney-in-fact to execute documents and instruments on behalf of Employee.

David Chichester

August 25, 2015

For purposes of this provision, the following terms shall have the following meanings:

(a) “Invention(s)” means tangible and intangible discoveries, designs, improvements, developments, concepts, ideas, trademarks, trade names, works, copyrights and other intellectual property rights, whether or not they may be patented, registered, or copyrighted which relate in any way directly or indirectly to (i) the Services provided to Company by Employee, or (ii) Company’s business, including without limitation Company’s Proprietary Information, in any case made in anticipation of, during, or after the engagement of Employee under this Agreement, whether by Employee individually or jointly with others.

(b) “Proprietary Information” means all information relating to Company’s business and affairs, including without limitation, research and development activities undertaken by or on behalf of the Company or any of its subsidiaries and affiliates, which is or might be deemed to constitute Confidential Information by Company, including without limitation all Inventions, equipment, products, product development, records, research, research projects, computer program, scientific, technical, or business or financial information, scientific or production technique, specification, data, technology, test procedure or result, trade secret, know-how, process, future plan, merchandising or selling plans or programs, customer lists, market studies, cost or price studies, personnel information, acquisition plans or similar business information contributed to, developed by, disclosed to or known by Employee by reason of his employment.

To the extent applicable, this provision does not apply to any invention that qualifies under California Labor Code Section 2870 or any other statute of similar import.

4. Post-Employment Activities

(a) Non-Competition. For eighteen (18) months after the termination of my employment with the Company and/or any post-employment consulting agreement with the Company, I will not render Services, either directly or indirectly, any other business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, nutrition or pet related products in the Relevant Territory. This paragraph shall only apply in those jurisdictions where restrictions such as contained in this paragraph are enforceable. While I reside in and am subject to the laws of California, this paragraph will not apply to me except to the limited extent I may not engage in conduct that requires me to engage in the unauthorized use or disclosure of Confidential Information as otherwise provided in this Agreement.

(b) Non-Solicitation of Customers. For eighteen (18) months after the termination of my employment with the Company and/or any post-employment consulting agreement with the Company, I will not solicit, directly or indirectly, any customer of the Company whose identity is a Company trade secret, or any customer about whom I learned Confidential Information while in the employ or service of the Company, in lawn, garden, animal health, nutrition, or pet related products. This paragraph shall apply in those jurisdictions where restrictions such as contained in this paragraph are enforceable.

(c) Non-Solicitation of Employees. For eighteen (18) months after the termination of my employment with the Company and/or any post-employment consulting agreement with the Company, I will not recruit, solicit or induce, or attempt to recruit, solicit or induce, any employee of the Company to terminate their employment with the Company or otherwise cease their relationship with the Company. This paragraph shall apply in those jurisdictions where restrictions such as contained in this paragraph are

David Chichester

August 25, 2015

enforceable. While I reside in and am subject to the laws of California, this paragraph will not apply to me except to the limited extent I may not engage in conduct that requires me to engage in the unauthorized use or disclosure of Confidential Information as otherwise provided in this Agreement.

(d) Duty to Present Contract. For eighteen (18) months after the termination of my employment with the Company and/or any post-employment consulting agreement with the Company, before I accept employment with any person or organization that is engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, nutrition or pet related products, I agree (1) to advise that prospective employer about the existence of this Agreement; (2) to provide that potential employer a copy of this Agreement; and (3) to advise the Company’s Vice President of Human Resources in writing, within five (5) business days, to whom I have provided a copy of this Agreement.

5. Reformation/Severability. If any restriction set forth in this Agreement is found by a court to be unenforceable for any reason, the court is empowered and directed to interpret the restriction to extend only so broadly as to be enforceable in that jurisdiction. Additionally, should any of the provisions of this Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein.

6. Further Acknowledgments. I understand that the restrictions contained in this Agreement are necessary and reasonable for the protection of the Company’s business, goodwill and its Confidential Information. I understand that any breach of this Agreement will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, including the return of consideration paid for this Agreement, I agree that the Company shall have the right to seek specific performance and injunctive relief. Any business entity that employs me in a capacity in which I violate this Agreement shall be liable for damages and injunctive relief. Further, I understand that the Company intends to install the full measure of protections permitted by the law to protect its Confidential Information and business relationships, but does not intend to impose any greater protections on me than those permitted by law. I ACKNOWLEDGE THAT THE LAW THAT GOVERNS RESTRICTIVE COVENANTS SUCH AS THIS IS IMPORTANT, RAPIDLY CHANGING AND VARIES FROM STATE TO STATE. I ALSO UNDERSTAND THAT THE LAW THAT WILL APPLY TO THIS AGREEMENT AFTER I TERMINATE WILL DEPEND ON FACTORS SUCH AS WHERE I LIVE, WHERE I WORK, THE LOCATION OF MY EMPLOYER, THE LOCATION OF MY FORMER EMPLOYER AND OTHER FACTORS, MANY OF WHICH ARE UNKNOWN AT THE TIME I ENTER THIS AGREEMENT. I UNDERSTAND THAT I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF MY CHOICE TO DISCUSS THIS AGREEMENT AND MY LEGAL OBLIGATIONS UNDER THIS AGREEMENT AFTER MY TERMINATION OF EMPLOYMENT.

7. Separability. Courts should treat each numbered paragraph as a separate and severable contractual obligation intended to protect the legitimate interests of the Company and to which I intend to be bound.

8. Non Waiver. I agree that the Company’s determination not to enforce this or similar agreements as to specific violations shall not operate as a waiver or release of my obligations under this Agreement.

David Chichester

August 25, 2015

9. Fiduciary Duty. This Agreement is in addition to any fiduciary duty and obligation that may exist under statutory or common law.

10. Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. It cannot be modified or waived except in a writing signed by me and the Chief Executive Officer of the Company. I enter into this Agreement voluntarily.

AGREED AND ACCEPTED BY:

/s/ David N. Chichester	9/3/15
David Chichester	Date

/s/ George A. Yuhas	9/4/15
George A. Yuhas	Date
General Counsel
Central Garden & Pet Company